FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SEPTEMBER SALES

Announces Plans to Automate Portions of E-Commerce Operations in Alabama Distribution Center

Secaucus, New Jersey – October 8, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $174.7 million for the five-week period ended October 3, 2009, an increase of 9% compared to sales of $160.7 million for the five-week period ended October 4, 2008. Comparable retail sales, which include online sales, increased 4% in September 2009 on top of a 1% increase for the same period last year. During September 2009, comparable store sales increased 2% in the U.S. and declined 1% in Canada, while online sales increased 54%.

During September 2009, the Company opened one store.

	September		Year-to-Date
Net Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008
	$174.7 +9%	$160.7 +2%	$1,031.0 -1%	$1,044.0 +11%
Comparable Retail Sales: - Change vs. Year Ago	+4%	+1%	-3%	+6%

The Company also announced plans to automate portions of its e-commerce fulfillment operations in its distribution center located in Fort Payne, Alabama. The total cost of the implementation is estimated to be $20 million, with approximately one-third of the capital expenditure expected to be incurred during fiscal 2009 and the remaining two-thirds expected to be incurred in the first half of fiscal 2010. The Company anticipates it will finalize the implementation and begin utilizing the automated distribution system during the second quarter of fiscal 2010.

In conjunction with today’s September sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, October 15, 2009.  To access the recording, please visit the Investor Relations section of the Company’s website at www.childrensplace.com.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of October 3, 2009, the Company owned and operated 942 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements regarding the total cost and timing of implementation of plans to automate portions of the Company’s e-commerce fulfillment operations in the Fort Payne, Alabama distribution center. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955